SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Pluralsight, Inc.

(Name of Registrant as Specified In Its Charter)

Eminence Capital, LP
Ricky C. Sandler

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

 February 18, 2021

Dear Fellow Pluralsight Stockholders:

The attached proxy statement and the enclosed GOLD proxy card are being furnished to you, the stockholders of Pluralsight, Inc., a Delaware corporation (“Pluralsight” or the "Company"), in connection with the solicitation of proxies by Eminence Capital, LP and the other participants listed in Annex I to the proxy statement (collectively, “Eminence Capital” or “we”) for use at the special meeting of stockholders of Pluralsight and at any adjournments or postponements thereof (the “Special Meeting”), relating to the proposed acquisition of Pluralsight (the “Merger”) by affiliates of Vista Equity Partners Management, LLC (“Vista Equity”). In connection with the proposed Merger, Pluralsight entered into an Agreement and Plan of Merger, dated as of December 11, 2020, with Lake Holdings, LP, Lake Guarantor, LLC, Lake Merger Sub I, Inc., Lake Merger Sub II, LLC and Pluralsight Holdings, LLC.

Pursuant to the attached proxy statement, we are soliciting proxies from holders of shares of Pluralsight common stock to vote AGAINST adopting the proposed Merger.

The Special Meeting will be held on March 2, 2021, at 10:30 a.m., Mountain time via live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/PS2021SM.

We recommend that you carefully consider the information contained in the attached proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today, or by voting against adopting the Merger via the internet or telephone. The attached proxy statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about February 18, 2021.

If you have already voted for management’s proposals relating to the Merger on the white proxy card, you have every right to change your vote by signing, dating and returning a later dated proxy card or by voting via the internet or telephone.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at their address and toll-free numbers listed below.

Thank you for your support,

Eminence Capital, LP

If you have any questions, require assistance in voting your GOLD proxy card or voting via the internet or telephone, or need additional copies of Eminence Capital’s proxy materials, please call Okapi Partners LLC at the phone numbers listed below.

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 279-2311

Email: info@okapipartners.com

SPECIAL MEETING OF STOCKHOLDERS OF

Pluralsight, inc.

42 Future Way

Draper, UT 84020

__________________________

PROXY STATEMENT

OF

 _________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Eminence Capital, LP (“Eminence Capital” or “we”) beneficially owns 5,958,463 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) of Pluralsight, Inc. (“Pluralsight” or the “Company”). We are writing to you in connection with the proposed acquisition of Pluralsight (the “Merger”) by affiliates of Vista Equity Partners Management, LLC (“Vista Equity”). In connection with the proposed Merger, Pluralsight entered into an Agreement and Plan of Merger, dated as of December 11, 2020, with Lake Holdings, LP, Lake Guarantor, LLC, Lake Merger Sub I, Inc., Lake Merger Sub II, LLC and Pluralsight Holdings, LLC (the “Merger Agreement”). The Board of Directors of Pluralsight (the “Board”) has scheduled a special meeting of stockholders for the purpose of adopting the Merger Agreement (the “Special Meeting”). The Special Meeting will be held on March 2, 2021, at 10:30 a.m., Mountain time, via live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/PS2021SM.

For the reasons set forth in this Proxy Statement, we oppose the adoption of the Merger because we believe it is not in the best interests of stockholders, and we are soliciting proxies from the stockholders of Pluralsight to vote AGAINST the following Merger proposals (the “Merger Proposals”):

Proposal		Our Recommendation

1.	Pluralsight’s proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”).	AGAINST

2.	Pluralsight’s proposal to approve any adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).	AGAINST

3.	Pluralsight’s proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Pluralsight to its named executive officers in connection with the Merger (the “Compensation Proposal”).	AGAINST

To transact any other business that properly comes before the Special Meeting, including any postponement or adjournment thereof.

2

Pluralsight has set the record date for determining stockholders entitled to notice of and to vote at the Special Meeting as January 15, 2021 (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were 122,729,434 shares of Class A Common Stock outstanding and entitled to vote at the Special Meeting, 12,097,175 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), outstanding and entitled to vote at the Special Meeting and 13,400,787 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), outstanding and entitled to vote at the Special Meeting according to the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2021 (the “Company’s Proxy Statement”).

As of the close of business on February 17, 2021, Eminence Capital beneficially owns 5,958,463 shares of Class A Common Stock (“Shares”), representing approximately 4.85% of the outstanding shares of the Company as further described on Annex I.

We intend to vote our Shares AGAINST Pluralsight’s Merger Proposals.

We urge you to sign, date and return the GOLD proxy card voting “AGAINST” Pluralsight’s Merger Proposals.

This Proxy Statement and GOLD proxy card are first being mailed or given to the Company’s stockholders on or about February 18, 2021.

This Proxy Solicitation is being made by Eminence Capital and the participants named in Annex I hereto (the “Participants”), and not on behalf of the Board or management of the Company or any other third party. We are not aware of any other matters to be brought before the Special Meeting other than as described herein. Should other matters be brought before the Special Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card to vote AGAINST the Merger Proposals. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Special Meeting by following the instructions under “Can I change my vote or revoke my proxy?” in the Questions and Answers section.

For instructions on how to vote and other information about the proxy materials, see the Questions and Answers section starting on page 9.

We urge you to promptly sign, date and return your GOLD proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC, toll free at (877) 279-2311 or email at info@okapipartners.com.

3

BACKGROUND OF THIS PROXY SOLICITATION

The following provides a brief background and timeline of the interactions between Eminence Capital and the Company leading up to this Proxy Solicitation:

On December 13, 2020, the Company announced the Merger.

On January 7, 2021, the Company filed a preliminary proxy statement related to the Merger.

On January 11, 2021, Eminence Capital served Pluralsight with a demand to inspect certain of the Company's books and records in relation to the Merger pursuant to 8 Del. C. § 220 (the “Demand”). Also, on January 11, 2021, Eminence Capital issued a public letter stating that it intended to vote against the Merger.

On January 19, 2021, the Company responded to the Demand with a number of objections and agreed to produce only stocklist materials. The Company stated it would confer on all other requested books and records.

On January 20, 2021, Eminence Capital and the Company met and conferred and agreed that the Company would make a preliminary production of documents with Eminence Capital reserving its rights to request additional documents. In the days thereafter, the Company produced certain documents to Eminence Capital, primarily consisting of certain Board materials, certain stockholder list materials and certain other materials that had been available in the data room for bidders prior to the Merger announcement.

On January 26, 2021, the Company advised Eminence Capital that it had completed its initial production of documents.

4

On January 28, 2021, after reviewing the materials produced by the Company, Eminence Capital sent an email to the Company requesting that the Company run certain targeted searches for electronic communications.

On January 29, 2021, the Company filed its definitive proxy statement setting March 2, 2021 as the date for the special stockholder meeting to approve the Merger.

On January 31, 2021, Eminence Capital and the Company met and conferred regarding Eminence Capital's request for electronic communication searches related to the Merger.

On February 1, 2021, Eminence Capital revised its search requests in an email transmitted to the Company. Later that day, the Company advised Eminence Capital that it would perform no communications searches and produce no further documents in response to Eminence Capital's Demand.

On February 3, 2021, the Company produced four additional Board documents that were unrelated to the electronic communications sought by Eminence Capital.

On February 4, 2021, Eminence Capital filed a complaint with the Chancery Court for the State of Delaware (the “Chancery Court”) against the Company, alleging, among other things, that the Company has failed to comply with its obligations in response to the Demand, including communications relating to the negotiations of an amendment to the Tax Receivable Agreement, so that Eminence Capital may, among other things, investigate potential breaches of fiduciary duties by the Board of the Company during the Company's sales process. Eminence Capital has requested that the Chancery Court provide relief by requiring the Company to, among other things, produce the books and records sought under the Demand. Eminence Capital also made a motion for expedition to have the case proceed to trial on an accelerated timeline.

On February 4, 2021, Eminence Capital filed a preliminary proxy statement in opposition to the Merger.

On February 8, 2021, Ricky C. Sandler and Joe Angello of Eminence Capital had a call with Aaron Skonnard, James Budge, and Mark McReynolds of Pluralsight to discuss the Merger and the Company's performance.

On February 10, 2021, the Chancery Court granted Eminence Capital's motion for expedition in part and a one day trial, scheduled for February 17, 2021, as to Eminence’s right to receive certain books and records for specific categories.

On February 16, 2021, the Company and Eminence Capital jointly entered a stipulation and proposed order with the Chancery Court reflecting the parties’ agreement that the Company would produce certain books and records for specific categories to Eminence Capital, vacating the need for a trial and also requesting that the Chancery Court retain jurisdiction to hear any disputes between the parties as to confidentiality. The Chancery Court granted the proposed order that same day.

5

PROPOSAL 1: MERGER AGREEMENT PROPOSAL

You are being asked by Pluralsight to adopt the Merger Agreement. It is a condition to the consummation of the Merger that Pluralsight’s stockholders adopt the Merger Agreement. For the reasons discussed below, we oppose the Merger and the adoption of the Merger Agreement. To that end, we are soliciting your proxy to vote AGAINST Proposal 1.

We recommend that you demonstrate your opposition to the proposed Merger and send a message to the Board that the proposed Merger is not in the best interest of Pluralsight's stockholders by signing, dating and returning the enclosed GOLD proxy card as soon as possible. You may also vote via the internet or by telephone at any time before 11:59 PM EST on March 1, 2021 by following the instructions on your GOLD voting information card.

Reasons to Vote Against Adopting the Merger Agreement:

Vista Equity’s Offer Price Represents a de minimus Premium to Pluralsight’s Recent Stock Price and a Discount to Multiples in Recent Enterprise Software and SaaS Acquisitions

The Merger Agreement contemplates that, upon consummation of the Merger, each holder of Pluralsight common stock will receive $20.26 per share in cash (the “Merger Consideration”). Less than six months ago, Pluralsight’s shares were trading at $22.36, 10% higher than the Merger Consideration. The Merger Consideration represents a mere 15.4% premium to the closing price of Pluralsight’s stock on September 16, 2020 (the day before Pluralsight was approached by Vista Equity on an unsolicited basis) and only a 6.7% premium over the closing price of $18.98 on the last trading day prior to the announcement of the Merger.

The Merger Consideration represents a multiple to LTM sales (as noted in Akaris Global Partners’ December 28, 2020 letter to the Board (the “Akaris Letter”)) and 2022 sales estimates that is far lower than recent peer transactions, as well as the current valuation of comparable public companies;1

Vista Equity’s Offer Price Deprives Pluralsight’s Stockholders of the Value from Pluralsight’s Unique Position to Capitalize on Two Intersecting Secular Tailwinds: The Transition to Enterprise Digital Learning and the Growing Demand for Continuing Software Development Training

We believe Pluralsight is poised to enter a period of sustained accelerated growth. At just $390 million in annual recurring revenue and approximately 1.5 million users, we believe that Pluralsight has significant room to grow with an immediate total addressable market of $42 billion and 102 million potential global users. Longer term, Pluralsight has the ability to grow as a legitimate alternative to individuals going back to school and will be able to start taking share in the global eLearning market that is over $300 billion.2

_____________________________

1. Per analyses performed by Citi Research, the Merger consideration of $20.26 per share represents a purchase multiple of ~6.6x enterprise value (EV) / 2022 estimated recurring sales, a significant discount to other subscription software companies that grow at a similar pace, as represented by the Meritech Capital SaaS Index, which now trades at 11.7x (for more information on comparable companies, please visit https://www.meritechcapital.com/public-comparables/enterprise#/public-comparables/enterprise/valuation-metrics). In addition, the Merger consideration represents a multiple of only 9.6x enterprise value (EV) / last twelve month (LTM) recurring sales, a discount to other recent Sponsor enterprise software deals of 11.3x enterprise value / LTM recurring sales. By way of direct comparison, (i) Thoma Bravo's acquisition of Ellie Mae provided for 10.6x EV/LTM recurring sales at the time its acquisition agreement was signed on February 12, 2019, (ii) Hellman & Friedman's acquisition of Ultimate Software provided for 11.0x EV/LTM recurring sales at the time its acquisition agreement was signed on February 4, 2019, (iii), Vista Equity's acquisition of Mindbody provided for 13.4x EV/LTM recurring sales at the time its acquisition agreement was signed on December 24, 2018, and (iv) Vista Equity's acquisition of Apptio provided for 10.4x EV/LTM recurring sales at the time its acquisition agreement was signed on November 11, 2018.

Pluralsight's public enterprise SaaS peers listed by (i) name, (ii) 2022 year/ year sales growth and (iii) EV / 2022 sales are as follows: Smartsheet, 25%, 14.4x; PagerDuty, 25%, 12.8x; Anaplan, 25%, 16.3x; Dynatrace, 24%, 14.8x; Paycom, 24%, 20.4x; RingCentral, 23%, 21.0x; Elastic, 23%, 16.2x; LivePerson, 23%, 8.5x; HubSpot, 23%, 14.3x; Atlassian, 23%, 21.6x; Alteryx, 23%, 12.8x; Avalara, 22%, 17.8x; Paylocity, 22%, 11.7x; Blackline, 20%, 17.0x; SVMK, 20%, 7.5x. Source: Bloomberg, Company Filings; based on public market data as of February 5, 2021. Companies are selected from public enterprise SaaS companies growing sales 20-25% year over year in 2022 with over 70% gross margins.

2.See the Company's Q3 2020 Investor Presentation, dated November 9, 2020; available at https://investors.pluralsight.com/static-files/bbfcebb8-585f-4eb8-b2c5-4cd0dc4e5497r.

6

We Believe Pluralsight Ran a Deeply Flawed Sales Process that was NOT Designed to Manximize Stockholder Value

We believe the Transaction Committee (the “Transaction Committee”) that the Board formed on September 24, 2020, to review a possible sale of the Company after being approached by Vista Equity on September 17, 2020, was not completely independent given that a majority of its members were parties to the Company’s Tax Receivable Agreement (the “Tax Receivable Agreement”). Even after the Transaction Committee changed its composition and enhanced its formal power, the Transaction Committee never engaged legal or financial advisors that were independent from the Board as a whole and many of its meetings were attended by management and members of the Board who were not Transaction Committee members.

As described in the Company’s Proxy Statement, the Tax Receivable Agreement, which was entered into between the Company and certain Company insiders or other persons who had held units of an affiliate of the Company upon its initial public offering (the "TRA Beneficiaries"), existed prior to the Merger Agreement, and originally required an estimated aggregate payout of approximately $400 million to the TRA Beneficiaries upon a Company change of control. This significant potential payout may partially explain why nearly all the prospective buyers of the Company never even made a formal offer. Rather than addressing this obvious obstacle to maximizing stockholder value when the Company’s own advisors acknowledge the true economic value of the Tax Receivable Agreement was between approximately $112 and $144 million,3 the Company continued with the sales process and did not engage in negotiations to amend the Tax Receivable Agreement to reduce the change-of-control payout until November 2020, when Vista Equity was the only active potential buyer.

On its November 5, 2020 earnings call, the Company provided some optically disappointing results and guidance that were each approximately 1-3% below consensus estimates. Notably:

•	The Company’s third quarter billings were $100 million (up 9% year over year) versus consensus estimates of $103 million (up 12% year over year). Additionally, on the third quarter conference call, the Company chose to issue forward quarter billings guidance for the first time in its history. This billings growth guidance for the fourth quarter of 2020 was +12% to 13% year over year, just below consensus estimates of +14% year over year.

•	As a result of this disappointing guidance and disclosure, on November 6, 2020, the Company’s stock price dropped 22% from its November 5th closing price of $19.00 and created an artificially depressed stock price. Additionally, on the same date, Vista Equity made its initial offer for the Company of $16.50 per share. This is less than what the Company’s stock was trading for when Vista first approached the Company on September 17th.

•	Just two weeks after the disappointing earnings call, the Company agreed to terms with Vista Equity at what we believe was an unfairly low price.

•	Importantly, on February 1, 2021, the Company pre-announced fourth quarter 2020 financial results that included an expectation of a 17-18% year over year billings acceleration.

_____________________________

3. See page 44 of the Company’s Proxy Statement, which states that at an November 2, 2020 meeting, "Qatalyst also discussed with the Transaction Committee illustrative estimates of the present value of the portion of the tax benefits that might be payable in the future to the TRA beneficiaries under the TRA absent a change of control, calculated using a model approved by Pluralsight’s management [. . . .] These illustrative present value estimates ranged from $112 to $144 million."

7

Qatalyst’s Fairness Opinion Substantially Understates the Value of the Pluralsight Stock

Selected Company Analysis:

•	We believe the selected company analysis used by Qatalyst described in the Company’s Proxy Statement and relied upon by Qatalyst to deliver the Qatalyst Fairness Opinion uses inappropriate comparable companies. Only three of the 21 companies used by the Compensation Committee of the Company’s Board of Directors for its 2019 compensation decisions (as set forth in the Company’s 2020 proxy statement) were used by Qatalyst in its analysis. For Qatalyst’s selections, the average CY2021E Revenue Multiple (defined as the fully-diluted enterprise value divided by the consensus estimated revenue for the calendar year 2021) is approximately 8.5x. The same multiple is nearly 16.8x for the Compensation Committee’s peer company selections on average.[4]

Selected Transactions Analysis:

•	Qatalyst selected certain transactions going back all the way back to 2011, when software companies were valued at significantly lower revenue multiples. Further, Qatalyst seemed to exclude certain transactions that occurred during this time period, such as the acquisition of MuleSoft, Inc.

In light of the above, Eminence Capital recommends that you vote AGAINST the Merger Agreement Proposal. Other than soliciting your vote AGAINST the Merger Agreement Proposal, we do not intend to make any other proposals in person at the Special Meeting regarding the Merger, although we reserve the right to make such proposals at a later meeting of stockholders or through a separate consent solicitation.

Consequences of Defeating the Proposed Merger

In the event that the Merger Agreement is terminated as a result of the failure to obtain the requisite vote of Pluralsight’s stockholders, Pluralsight’s stockholders will not receive any payment for their Shares pursuant to the Merger Agreement. Instead, Pluralsight will remain an independent public company, Shares will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and Pluralsight will continue to file periodic reports with the SEC.

In the event that the Merger Agreement is terminated as a result of the failure to obtain the requisite vote of Pluralsight’s stockholders and if (i) since the date of the Merger Agreement and prior to its termination, an “Acquisition Proposal” (as such term is defined in the Merger Agreement) has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned and (ii) Pluralsight enters into an agreement relating to, or consummates, an Acquisition Transaction within 12 months of such termination, subject to certain conditions, then Pluralsight is required to pay Vista Equity a termination fee of $104.6 million.

Vote Required.

According to the Company’s Proxy Statement, the approval of the Merger Agreement Proposal requires the affirmative vote of each of (1) the holders of a majority of the voting power of the outstanding shares of common stock of the Company (voting together as a single class) and (2) the holders of a majority of the voting power of the outstanding shares of common stock Company (voting together as a single class) not held by any party to Pluralsight’s Tax Receivable Agreement, any person that Pluralsight has determined to be an “officer” of Pluralsight within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and any other stockholder known by certain executive officers of Pluralsight to be an affiliate or immediate family member of any of the foregoing. An abstention vote will have the same effect as if the stockholder voted “AGAINST” the Merger Agreement Proposal. Nevertheless, we urge stockholders to vote “AGAINST” the Merger Agreement Proposal to make sure their voices are heard and that there can be no doubt that the Company’s stockholders stand in opposition to the Merger.

We urge you to sign, date and return our GOLD proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Special Meeting by following the instructions under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC, toll free at (877) 279-2311 or email at info@okapipartners.com.

We Recommend a Vote AGAINST the Merger Agreement Proposal on the GOLD proxy card.

_____________________________

4 The three overlapping selected companies are New Relic (with a 5.7x multiple), Paylocity Holding (14.2x), and Qualys (11.1x). The other companies on the Company's list include 2U (3.4x), Alarm.com Holdings (7.9x), Alteryx (13.8x), Avalara (20.5x), Blackline (17.5x), Coudera (4.4x), Coupa Software (37.3x), Ebix (2.7x), Five 9 (22.8x), Hubspot (17.0x), Instructure (no multiple), Okta (29.9X), Q2 Holdings (13.9x), Smartsheet (16.2x), The Trade Desk (33.8x), Yext (4.8x), Zscalar (42.2x), Zuora (4.8x).

8

PROPOSAL 2: ADJOURNMENT PROPOSAL

You are being asked by Pluralsight to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of common stock present at the Special Meeting or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal. For the reasons discussed above in “REASONS TO VOTE AGAINST ADOPTING THE MERGER AGREEMENT”, we oppose the proposed Merger. To that end, we are soliciting your proxy to vote AGAINST Proposal 2.

Eminence Capital recommends that you vote AGAINST the Adjournment Proposal.

Vote Required.

According to the Company’s Proxy Statement, the approval of the Adjournment Proposal requires the affirmative vote of the majority of the voting power of the shares of common stock present at the Special Meeting or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal. An abstention vote will have the same effect as if the stockholder voted “AGAINST” the Adjournment Proposal. Nevertheless, we urge stockholders to vote “AGAINST” the Adjournment Proposal to make sure their voices are heard and that there can be no doubt that the Company’s stockholders stand in opposition to the Merger.

We Recommend a Vote AGAINST the Adjournment Proposal on the GOLD proxy card.

PROPOSAL 3: COMPENSATION PROPOSAL

You are being asked by Pluralsight to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Pluralsight to its named executive officers in connection with the Merger. Approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares present at the Special Meeting or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal. For the reasons discussed above in “REASONS TO VOTE AGAINST ADOPTING THE MERGER AGREEMENT”, we oppose the proposed Merger. To that end, we are soliciting your proxy to vote AGAINST Proposal 3.

Eminence Capital recommends that you vote AGAINST the Compensation Proposal.

Vote Required.

According to the Company’s Proxy Statement, the approval of the Compensation Proposal requires the affirmative vote of the majority of the voting power of the shares of common stock present at the Special Meeting or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal. An abstention vote will have the same effect as if the stockholder voted “AGAINST” the Compensation Proposal. Nevertheless, we urge stockholders to vote “AGAINST” the Compensation Proposal to make sure their voices are heard and that there can be no doubt that the Company’s stockholders stand in opposition to the Merger.

We Recommend a Vote AGAINST the Adjournment Proposal on the GOLD proxy card.

9

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING

Who is entitled to vote?

Only holders of the Company’s voting stock at the close of business on the Record Date, January 15, 2021, are entitled to notice of and to vote at the Special Meeting. Stockholders who sold shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such shares after the Record Date (unless they also transfer their voting rights).

How do I vote my shares?

Shares held in record name. If your shares are registered in your own name, please vote today by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Execution and delivery of a proxy by a record holder of shares will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold your shares in “street” name with a broker, bank, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your broker, bank, dealer, trust company or other nominee to vote AGAINST the Merger Proposals. Please follow the instructions to vote provided on the enclosed GOLD proxy card. If your broker, bank, dealer, trust company, or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GOLD proxy card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by emailing them to info@okapipartners.com or mailing them to Eminence Capital, LP, c/o Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Note: Shares represented by properly executed GOLD proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, “AGAINST” the Merger Proposals.

How should I vote on each proposal?

We recommend that you vote your shares on the GOLD proxy card as follows:

“AGAINST” the Merger Agreement Proposal (Proposal 1);

“AGAINST” the Adjournment Proposal (Proposal 2); and

“AGAINST” the Compensation Proposal (Proposal 3).

How many shares must be present to hold the Special Meeting?

According to the Company’s Proxy Statement, the holders of a majority of the voting power Pluralsight’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. According to the Company’s Proxy Statement, abstentions (shares for which proxies have been received but for which the holders have abstained from voting) and broker non-votes, which are described below, will be included in the calculation of the number of Shares present at the meeting for purposes of determining whether a quorum has been met.

What are “broker non-votes” and what effect do they have on the proposals?

A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on a stockholder’s behalf does not vote on a proposal because the bank, broker or other nominee has not received voting instructions from the stockholder and lacks discretionary power to vote the shares. If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal unless it is a “routine” matter.

10

However, because of the rules applicable to banks, brokers and other nominees, each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “against” the Merger Agreement Proposal, but will have no effect on the Adjournment Proposal or the Compensation Proposal.

What should I do if I receive a proxy card from the Company?

You may receive proxy solicitation materials from Pluralsight, including a merger proxy statement and white proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Company or any other statements that it may otherwise make.

We recommend that you disregard any proxy card or solicitation materials that may be sent to you by the Company. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Special Meeting by following the instructions below under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC, toll free at (877) 279-2311 or via email at info@okapipartners.com.

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by any of the following actions:

•	signing, dating and returning the enclosed GOLD proxy card (the latest dated proxy is the only one that counts);
•	delivering a written revocation or a later dated proxy for the Special Meeting to Eminence Capital, LP, c/o Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036,or to the secretary of the Company; or
•	attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. If you attend the Special Meeting and you beneficially own shares but are not the record owner, your mere attendance at the Special Meeting WILL NOT be sufficient to revoke your prior given proxy card. You must have written authority from the record owner to vote your shares held in its name at the meeting. Contact Okapi Partners LLC, toll free at (877) 279-2311 or via email at info@okapipartners.com for assistance or if you have any questions.

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S WHITE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to Eminence Capital, LLC, c/o Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036.

Who is making this Proxy Solicitation and who is paying for it?

The solicitation of proxies pursuant to this Proxy Solicitation is being made by the Participants named on Annex I hereto. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements. The Participants will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Eminence Capital has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. Eminence Capital will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

Eminence Capital has retained Okapi Partners LLC (“Okapi”) to provide solicitation and advisory services in connection with this solicitation. Okapi will be paid initial retainer of $25,000 plus additional fees and expenses to be agreed upon based upon the campaign services provided. In addition, Eminence Capital will reimburse Okapi for its reasonable out-of-pocket expenses and will indemnify Okapi against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

11

It is anticipated that Okapi will employ up to 35 persons to solicit the Company’s stockholders as part of this solicitation. Okapi does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this Proxy Solicitation.

The costs related to this Proxy Solicitation will be borne by Eminence Capital. Costs of this Proxy Solicitation are currently estimated to be approximately $1,000,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with the solicitation. We estimate that through the date hereof, Eminence Capital’s expenses in connection with this Proxy Solicitation are approximately $400,000. If successful, Eminence Capital may seek reimbursement of these costs from the Company. In the event that Eminence Capital decides to seek reimbursement of its expenses, Eminence Capital does not intend to submit the matter to a vote of the Company’s stockholders. The Board would be required to evaluate the requested reimbursement consistent with its fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, public relations and other advisors, solicitors, printing, advertising, postage, transportation and other costs incidental to the solicitation.

What is Householding of Proxy Materials?

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Some banks and brokers with account holders who are stockholders of the company may be householding our proxy materials.

A single copy of our Proxy Statement (and of the Company’s Proxy Statement and annual report) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker and direct your request to Pluralsight's Investor Relations at 42 Future Way, Draper, UT 84020. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

Where can I find additional information concerning Pluralsight and the Merger?

Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), we have omitted from this proxy statement certain disclosure required by applicable law to be included in the Company’s Proxy Statement in connection with the Special Meeting. Such disclosure includes:

•	a summary term sheet of the Merger;
•	the terms of the Merger Agreement and the Merger and related transactions;
•	any reports, opinions and/or appraisals received by Pluralsight in connection with the Merger;
•	past contacts, transactions and negotiations by and among the parties to the Merger and their respective affiliates and advisors;
•	federal and state regulatory requirements that must be complied with and approvals that must be obtained in connection with the Merger;
•	security ownership of certain beneficial owners and management of Pluralsight, including 5% owners;
•	the trading prices of Pluralsight stock over time;
•	the establishment of a quorum;
•	the compensation paid and payable to Pluralsight’s directors and executive officers;
•	the requirements for the submission of stockholder proposals to be considered for inclusion in Pluralsight’s proxy statement for the 2021 annual meeting of stockholders; and
•	appraisal rights and dissenters’ rights.

We take no responsibility for the accuracy or completeness of information contained in the Company’s Proxy Statement. Except as otherwise noted herein, the information in this proxy statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

This proxy statement and all other solicitation materials in connection with this Proxy Solicitation will be available on the internet, free of charge, on Eminence Capital's campaign website located at www.okapivote.com/Eminence and, pursuant to SEC rules, will also be filed on the SEC’s website at https://www.sec.gov.

12

CONCLUSION

We urge you to carefully consider the information contained in this proxy statement and then support our efforts by signing, dating, and returning the enclosed GOLD proxy card today to vote AGAINST the Merger Proposals.

Thank you for your support,

February 18, 2021

13

ANNEX I: INFORMATION ON THE PARTICIPANTS

This Proxy Solicitation is being made by Eminence Capital, LP (“Eminence Capital”) and Ricky C. Sandler, a United States citizen (“Mr. Sandler”, and together with Eminence Capital, the “Participants”).

As of the close of business on February 17, 2021, the Participants may be deemed to beneficially own, in the aggregate, 5,958,463 Shares, representing approximately 4.85% of the Company’s outstanding Shares.. The percentages used herein are based upon 122,729,434 shares of Class A Common Stock outstanding as of January 15, 2021, which is the Record Date for the Special Meeting, as disclosed in the Company's Proxy Statement. Of the 5,958,463Shares owned in the aggregate by the Participants, such Shares may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) as follows: (a) 5,958,463 Shares may be deemed to be beneficially owned by Eminence Capital by virtue of its status as the investment manager of various funds (the "Eminence Funds") and separately managed accounts and (b) 5,958,463Shares may be deemed to be beneficially owned by Mr. Sandler by virtue of his direct control of Eminence Capital.

The principal business of Eminence Capital is that of an investment manager engaging in the purchase and sale of securities on behalf of clients. The principal owner of Eminence Capital is Mr. Sandler. The principal occupation of Mr. Sandler is Chief Executive Officer and Chief Investment Officer of Eminence Capital. The principal business address of each of the Participants is 399 Park Avenue, 25th Floor, New York, New York 10022.

The Shares described herein are held by each of the Eminence Funds in commingled margin accounts, which may extend margin credit to the Eminence Funds from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker's call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock reported herein.

Disclaimer

Except as set forth in this Proxy Statement (including the Annexes), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) each Participant does not directly or indirectly beneficially own any securities of the Company; (iii) each Participant does not own any securities of the Company which are owned of record but not beneficially; (iv) each Participant has not purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by Eminence Capital is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) each Participant is not, or within the past year was not, a party to any contract, arrangements, or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) each Participant does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) none of the Participants nor any of their associates were a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) none of the Participants nor any of their associates have any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, nor with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including any Participant, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any Participant or any of their associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Transactions by the Participants with respect to the Company’s securities

The following tables set forth all transactions effected during the past two years by the Participants with respect to securities of the Company. The Shares reported herein are held in either cash accounts or margin accounts in the ordinary course of business. Unless otherwise indicated, all transactions were effected on the open market.

14

Eminence Capital, in its capacity as investment manager of the Eminence Funds and separately managed accounts, and Ricky C. Sandler (by virtue of being Chief Executive Officer and Chief Investment Officer of Eminence Capital )

Shares

Date of Purchase/Sale	Shares Purchased/(Sold)
7/27/2020	318,976
7/28/2020	259,448
7/29/2020	22,288
7/30/2020	1,243,659
7/31/2020	366,341
8/3/2020	171,171
8/4/2020	139,811
8/10/2020	(17,778)
8/11/2020	14,682
8/13/2020	1,700
8/14/2020	139,687
8/17/2020	567,684
8/18/2020	228,578
8/19/2020	194,217
8/20/2020	335,617
8/21/2020	285,728
8/24/2020	481,272
8/25/2020	161,171
8/26/2020	241,829
8/31/2020	(91,799)
9/1/2020	(383,930)
9/2/2020	(491,522)
9/28/2020	(69,391)
9/29/2020	(69,402)
9/30/2020	(69,403)
10/1/2020	731
10/5/2020	(13,849)
10/14/2020	23,481
10/20/2020	58,552
10/27/2020	(18,110)
10/29/2020	(58,280)
11/2/2020	394,265
11/3/2020	40,400
11/9/2020	11,922
11/16/2020	662,399
11/17/2020	96,880
11/20/2020	(415)
12/17/2020	(89,512)
12/18/2020	(82,351)
12/21/2020	(400)
12/28/2020	(2,034)
1/5/2021	847,972
1/6/2021	127,028
1/8/2021	29,979
1/19/2021	(50,829)

IMPORTANT

Tell your Board what you think! YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own. Please give us your proxy “AGAINST” Pluralsight’s Merger Proposals by taking three steps:

● SIGNING the enclosed GOLD proxy card,

● DATING the enclosed GOLD proxy card, and

● MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if    mailed in the United States)

If any of your shares are held in the name of a broker, bank, bank nominee, or other institution, only it can vote your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. You may also vote by signing, dating and returning the enclosed GOLD voting form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD proxy card to be issued representing your shares.

After signing the enclosed GOLD proxy card, DO NOT SIGN OR RETURN PLURALSIGHT’S WHITE PROXY CARD UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted.

If you have previously signed and returned a white proxy card to Pluralsight, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Pluralsight by signing, dating and mailing the enclosed GOLD proxy card in the postage-paid envelope provided or by voting by telephone or Internet. Any proxy may be revoked at any time prior to the Special Meeting by delivering a written notice of revocation or a later dated proxy for the Special Meeting or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement, or need help voting your shares, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Call Toll-Free: (877) 279-2311

Banks and Brokerage Firms Call: (212) 297-0720

Email: info@okapipartners.com

Form of Gold Proxy Card

Pluralsight, Inc.

Proxy Card for Special Meeting of Shareholders (the “Special Meeting”)

THIS PROXY IS SOLICITED ON BEHALF OF EMINENCE CAPITAL, LP ("EMINENCE CAPITAL") AND RICKY C. SANDLER

THE BOARD OF DIRECTORS OF PLURALSIGHT, INC. IS NOT SOLICITING THIS PROXY

The undersigned appoints Ricky C. Sandler, Bruce Goldfarb and Eleazer Klein, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Pluralsight, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Special Meeting of stockholders of the Company scheduled to be held on March 2, 2021, at 10:30 a.m. Mountain time via a live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/PS2021SM, including at any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement or substitution thereof that are unknown to us a reasonable time before this solicitation.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting (including any adjournments or postponements thereof).

If the proxy card is signed and returned, it will be voted in accordance with your instructions. If the proxy card is signed and returned unmarked and/or you do not specify how the proxy should be voted, this proxy will be voted “AGAINST” Proposals 1, 2 and 3. None of the matters currently intended to be acted upon pursuant to this proxy are conditioned on the approval of other matters.

 Please take a moment now to vote your shares of Pluralsight, Inc.
for the upcoming Special Meeting of Stockholders.

VOTE BY INTERNET

Please access https://www.proxyvote.com/ (please note you must type an “s” after “http”).

Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

VOTE BY TELEPHONE Please call 1-800-454-8683. Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your GOLD proxy card.

CONTROL NUMBER :

VOTE BY MAIL Please complete, sign, date and return the proxy card in the envelope provided to: Eminence Capital, LP, c/o Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036

▼ TO VOTE BY MAIL, PLEASE DETACH THE CARD HERE AND SIGN, DATE RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

------------------------------------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: FILL IN VOTING BOXES “■“ IN BLACK OR BLUE INK

Eminence Capital recommends that you vote “AGAINST” each of the Proposals:

	FOR	AGAINST	ABSTAIN

Proposal 1 – Pluralsight’s Merger Agreement Proposal	□	□	□

Proposal 2 - Pluralsight’s Adjournment Proposal	□	□	□

Proposal 3 – Pluralsight’s Compensation Proposal	□	□	□

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Signature (Capacity)	Date

Signature (Joint Owner) (Capacity/Title)	Date

NOTE: Please sign exactly as your name(s) appear(s) on stock certificates or on the label affixed hereto. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. ALL HOLDERS MUST SIGN. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.